Exhibit 10.5

Summary Terms and Conditions for the 2014 Stock Option Grants
This is a summary of the material terms and conditions of the 2014 Stock Option Grants for DIRECTV. The 2014 Stock Option Terms and Conditions and the DIRECTV 2010 Stock Plan (the “Plan”) govern the stock options. Capitalized terms not defined herein shall have the meaning assigned to them in the 2014 Stock Option Terms and Conditions or the Plan.

TERM/CONCEPT	EXPLANATION
Company	DIRECTV and its Subsidiaries
Eligibility	Executives who are direct reports to the CEO are eligible
Stock Options and Grant Date	Non-qualified stock options on DIRECTV Common stock were granted on February 21, 2014, without dividend equivalents
10-Year Term	The stock options will expire at the close of business 10 years after the grant date (the “Term” of the option), unless exercised or cancelled at an earlier date as provided below.
3-Year Vesting Period
Vesting refers to the right to exercise the stock option and purchase the underlying stock from the Company. The options will vest and become exercisable at the rate of one-third per year on each of December 31, 2014, 2015 and 2016 (each a “vesting date”). Your rights to exercise the stock option expire at the end of the 10-year term of the options (the “Term”) or earlier as noted below.

Exercise Price
The options are granted at [TBD] per share, which is the stock market closing price on February 21, 2014. This is the price per share you would pay to the Company to exercise the option and acquire the underlying shares of DIRECTV Common stock.

Taxes
Generally, the value of your stock option is taxable at the time you elect to exercise the stock options. The applicable withholding taxes are due upon exercise, whether or not you sell your shares at that time. The Company may withhold shares of stock to satisfy the stock option exercise (purchase) price and applicable tax withholdings, so you may receive shares net of the exercise (purchase) price and tax withholdings.
Please consult with your personal tax or financial advisor for specific information regarding the tax consequences of your stock option.

Continued Employment
Except as noted below, continued employment or Service through the date you exercise the stock option is required as a condition of exercising your stock option and obtaining certain rights and benefits under the Plan. Partial employment or Service, even if substantial, prior to the vesting and exercise dates will not entitle you to any proportionate stock option vesting or exercise rights, or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or Service, except as otherwise provided below.

Impact of Termination	If you leave the Company for any reason before the first vesting date, your stock option is forfeited, except as otherwise provided below.

TERM/CONCEPT	EXPLANATION
Resignation or Termination for Cause	If you resign from the Company or are terminated for Cause at any time during the Term, you forfeit all non-exercised stock options on your termination date.
• Retirement* • Long-Term Disability • Death
On or after the December 1st immediately prior to the first vesting date and before the third vesting date (when the option is vested 100%), if your Service terminates due to a Retirement, a Long-Term Disability or your death, you will vest as follows:
•    You are eligible for pro-rated vesting of the stock option based on the number of full calendar months of Service completed after the first vesting date and prior to your termination, including the month of termination. If your termination occurred during the December prior to your first vesting date, you will be considered vested in the number of shares that would have vested upon your first vesting date.
•    After the vesting calculation above, any remaining unvested stock options will be cancelled at the close of business on your termination date.
•    Your vested stock options will be exercisable until the earlier of the third anniversary of your termination date or the end of the Term of the option.

• Involuntary Termination Without Cause (e.g., Layoff)
If your Service terminates due to an Involuntary Termination without Cause, you will vest as follows:
•    You will vest in the additional number of shares that would have vested had you remained in Service until the next vesting date immediately following your termination date.
•    In addition to the above, if your termination date occurs in a December, you will vest in the additional number of shares that would have vested had you remained in Service until the second vesting date immediately following your termination date.
•    After the vesting calculation above, any remaining unvested stock options will be cancelled at the close of business on your termination date.
•    Your vested stock options will be exercisable until the earlier of the first anniversary of your termination date or the end of the Term of the option.
•    If your Involuntary Termination without Cause also qualifies as a Retirement, your vested stock options will be exercisable until the earlier of the third anniversary of your termination date or (2) the end of the Term of the option.

Impact of Leave of Absence
Absence from work caused by military service, authorized sick leave, or other leave approved by the Company will not be considered a termination of employment by the Company if reemployment upon the expiration of the leave is required by contract or law, or if the leave is for a period of not more than 90 days. The Company reserves the right to adjust stock option vesting for employees on leave in excess of 90 days during the vesting period.

Open Window and Trading Blackouts
All employees are subject to Company policy that restricts transactions in Company securities, such as shares of common stock. Certain employees, including VPs and above and those who have routine access to material non-public information about the Company, are subject to further restrictions in savings plans and at Morgan Stanley Smith Barney, whereby they can only trade DIRECTV stock during specified times. Please refer to the Securities and Insider Trading Policy found on the DEN under Resources>Policies & Procedures> Company Policies.

* Retirement means termination of employment at age 55 or older and with 5 or more years of Continuous Service as defined by the Pension Plan.